Exhibit 99.1

24/7 REAL MEDIA, INC.

24/7 REAL MEDIA DELIVERS STRONG FIRST QUARTER 2006 RESULTS

Company’s Results Exceed Guidance

Raises Guidance for Full Year 2006 and Introduces Second Quarter 2006 Guidance

First Quarter Highlights:

•    Revenue of $42.9 million, an increase of 48% over the comparable period in 2005.

•    Pro forma operating income of $0.07 per share compared with $0.03 per share in Q1 of 2005; GAAP net loss of $0.16 per share versus a GAAP net loss of $0.01 per share in Q1 of 2005, primarily due to stock based compensation expenses.

NEW YORK — May 3, 2006 — 24/7 Real Media, Inc. (Nasdaq: TFSM), a leading global digital marketing company, today announced financial results for the first quarter ended March 31, 2006. Revenue for the first quarter of 2006 was $42.9 million, an increase of 48% from the $29.1 million reported for the first quarter of 2005, and a sequential increase of 3% from the $41.7 million reported during the fourth quarter of 2005.

24/7 Real Media’s results for the first quarter of 2006 reflect its expansive global reach in the digital marketing sector, with non-U.S. operations contributing 58% of the Company’s revenue in the first quarter. Operating strength in each of its geographic regions and business segments contributed to the robust year-over-year growth for the Company.

Pro forma operating income(1) for the first quarter of 2006 was $3.6 million, or $0.07 per share. This compares with pro forma operating income of $1.3 million, or $0.03 per share, for the first quarter of 2005.

Under generally accepted accounting principles (GAAP), net loss for the first quarter of 2006 was $7.5 million, or $0.16 per share. Due to the adoption of Statement of Financial Accounting Standards No. 123(R), Stock Based Compensation, the results for the first quarter of 2006 include stock based compensation expenses totaling $9.0 million, or approximately $0.19 per share, a significant portion of which was related to the vesting of restricted stock with a market contingency. This compared with a net loss of $0.4 million, or $0.01 per share, for the first quarter of 2005, which was positively impacted by a recovery of an investment.

“The Company enjoyed an outstanding first quarter, substantially growing revenues and improving operating performance during what is traditionally a seasonally weak period,” stated David J. Moore, chairman and chief executive officer of 24/7 Real Media.

“We continue to provide marketers with the ability to approach digital advertising as a precisely measurable science. Our recently announced release of Open AdStream® 6 exemplifies the innovation powering our leading solutions for publishers and advertisers. We will continue to leverage our expertise in technology and results-oriented services to drive significant growth in revenue and profitability through 2006 and beyond.”

(1)           Pro forma operating income is a non-GAAP financial measure. 24/7 Real Media believes pro forma reporting provides meaningful insight into the Company’s ongoing economic performance and therefore uses pro forma reporting internally to assist in evaluating and managing the Company’s operations. A full reconciliation of GAAP net income to pro forma operating income for the three months ended March 31, 2006 and 2005 appears in the financial statement portion of this release.

Segment Overview

Revenue in the Media Solutions segment climbed 28% to $18.2 million in the first quarter of 2006 from $14.2 million in the first quarter of 2005. Segment gross margins for the quarter were 31.0%.

Search Solutions revenue advanced 85% to $17.8 million from $9.6 million in the first quarter of 2005. Gross margins for the segment were 26.6% in the first quarter of 2006.

Technology Solutions revenue climbed 32% to $6.9 million in the first quarter of 2005 from $5.2 million in the first quarter of 2005. Technology gross margins, excluding stock based compensation expenses, were 79.4% in the first quarter of 2006.

Financial Guidance and Business Outlook

The Company expects second quarter revenue for 2006 to range between $46 million and $47 million, the mid-point of which represents an increase of 37% from second quarter 2005 revenue of $33.9 million. The Company expects diluted pro forma operating income per share in the second quarter of 2006 to be approximately $0.08 per share.

The Company is raising guidance for full year 2006 revenue to a range of $190 million to $200 million and anticipates pro forma operating income per share for the full year in the range of $0.35 to $0.36.

The Company is not providing GAAP net income per share guidance for the second quarter of 2006 or the full year 2006 at this time, as certain items that would be included in those figures are dependent on future events and accounting determinations(2).

Revenue guidance includes the projected financial performance of K.K. 24-7 Search, the partnership with Dentsu in which 24/7 Real Media holds a majority interest and reports on a consolidated basis. Pro forma operating income guidance is provided net of Dentsu’s 49% minority interest in the projected pro forma operating income or loss generated by K.K. 24-7 Search. For full year 2006 the Company expects revenue related to K.K. 24-7 Search to be in the range of $5 million to $10 million. The Company’s pro forma operating income guidance for full year 2006 includes $0.01 per share contributed by the partnership.

In conjunction with this release, a conference call will be held at 8:30 a.m. EDT on Thursday, May 4 to discuss these results. The call will be broadcast live over the Internet and can be accessed at www.247realmedia.com/about/investor. Please allow extra time to visit our Web site prior to the call and download the streaming media software required to listen to the Internet broadcast. The online replay of the broadcast should be available within two hours following the live call and will be available for three weeks.

(2)           Our diluted pro forma operating income per share guidance for the second quarter of 2006 and full year 2006 excludes depreciation expense of $0.9 million and $4.0 million, respectively; amortization expense of $0.9 million and $3.4 million,      respectively; and stock based compensation expense related to equity instruments already granted of $3.0 million and $18.0 million, respectively. Also excluded are interest income/expense, which we do not expect to be material; income taxes, as we are still determining the amount of our net operating loss carry forwards and our overall effective tax rate; warrant liabilities contingent on the price of our common stock; and amounts related to stock-based compensation that will be granted in future periods and are as yet undetermined.

About 24/7 Real Media, Inc.

24/7 Real Media, Inc. is a leading global digital marketing company, empowering advertisers and publishers to engage their target audiences with greater precision, transparency and ROI. Using its award winning ad serving, targeting, tracking and analytics platform, powerful search marketing capabilities and global network of specialized Web sites, the company has turned the art of reaching audiences across virtually any digital medium into a measurable science. The company is headquartered in New York, with 20 offices in 12 countries throughout North America, Europe and Asia. For more information, please visit www.247realmedia.com.

24/7 Real Media: The Science of Digital Marketing.

24/7 Real Media is a member of the NAI and adheres to the NAI privacy principles that have been applauded by the FTC. These principles are designed to help ensure Internet user privacy. For more information about online data collection associated with ad serving, including online preference marketing and an opportunity to opt-out of 24/7 Real Media cookies, go to: www.networkadvertising.org.

Caution concerning forward-looking statements:

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For instance, words such as “expects,” “anticipates,” “predicts,” “guidance” and similar expressions identify forward-looking statements. Forward-looking statements also include any other passages that relate to expected future events or trends that can only be evaluated by events or trends that will occur in the future. Some of the forward-looking statements in this news release include, without limitation, statements regarding the expected financial performance for the second quarter of 2006 and for the full year 2006. Investors are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. Except as required by law, 24/7 Real Media undertakes no obligation to update any forward-looking or other statements in this news release, whether as a result of new information, future events or otherwise. Management may reiterate these forward looking statements subsequent to the date hereof, but such reiterations should not be considered an update or reaffirmation of these statements unless expressly so stated. The forward-looking statements are based on the subjective opinions and estimates of management at the time the statements were made and are subject to substantial risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These substantial risks and uncertainties include, among others, geopolitical, tax, exchange rate and other risks associated with international operations, which currently comprise a significant portion of the Company’s revenue; the potential for enhanced competition, including with competitors that have substantially greater resources than those of the Company; potential issues that may arise in the Company’s Search segment, which is a less seasoned business than the Company’s other segments and which is in an ultra competitive and rapidly evolving industry, in which the Company’s business is somewhat dependent on its ability to maintain good relations with a few search engines; due to these factors, the Company’s Search business may not be able to expand as rapidly as projected, nor maintain its existing customer base or profitability structure; the potential loss of key employees and inability to attract qualified new employees, especially in our Search business, due to a very competitive and tightening job market; risks that the Company’s technology will be insufficient to meet increased business levels; risk that the Company’s technology services will be disrupted by terrorist attack, disasters or malicious intrusion, and that the Company’s back-up facilities and disaster recovery plans will not be adequate; customer concentration or customer loss risks; potential deterioration or slower-than-expected growth in the Internet advertising market; the uncertainties, costs and business impacts of potential new legislation; accounting risks and the risk of litigation or regulatory investigation involving the Company. More information about factors that could cause actual results to differ materially from those predicted in the Company’s forward-looking statements, as well as additional information regarding the Company’s business and financial results and condition, is set out in its annual report on Form 10-K for the year ended December 31, 2005, and will be set out in its Quarterly Report on Form 10-Q for the three months ended March 31, 2006, which the Company expects to file with the Securities and Exchange Commission on or before May 10, 2006. Investors are strongly encouraged to read the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission in their entirety.

For more information on 24/7 Real Media, Inc., please contact:

Investor Relations	Media Relations

Julie Tu	Eric Sokolsky
Director	Group Director
Financial Relations Board	Weber Shandwick Worldwide
Telephone: 212-231-7990	Telephone: 212-445-8081
Email: jtu@financialrelationsboard.com	Email: esokolsky@webershandwick.com

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24/7 REAL MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three months ended
	March 31,
	2006	2005
	(unaudited)
Revenues:
Media	$18,230	$14,229
Search	17,833	9,622
Technology	6,878	5,219
Total revenues	42,941	29,070

Cost of revenues:
Media	12,576	9,627
Search	13,092	6,632
Technology (inclusive of $179 and $8 in stock-based compensation, respectively)	1,599	1,000
Total cost of revenues	27,267	17,259

Gross profit	15,674	11,811

Operating expenses:
Sales and marketing (inclusive of $1,545 and $120 of stock-based compensation, respectively)	7,985	5,410
General and administrative (inclusive of $6,338 and $335 of stock-based compensation, respectively)	11,298	4,919
Product development (inclusive of $977 and $50 of stock-based compensation, respectively)	2,758	1,292
Other expenses:
Amortization of intangible assets and deferred financing costs	890	1,140
Restructuring costs	—	973
Total operating expenses	22,931	13,734
Operating loss	(7,257)	(1,923)

Interest income (expense), net	65	(88)
Change in fair value of warrant liability	(252)	150
Recovery of investment	—	2,100
Impairment of marketable securities	—	(588)
Other income (expense), net	110	(46)

Loss before income taxes and minority interest in operations of consolidated subsidiary	(7,334)	(395)

Provision for income taxes	(230)	(11)
Minority interest in operations of consolidated subsidiary	48	—

Net loss	(7,516)	(406)

Dividends on preferred stock		(12)
Net loss attributable to common stockholders	$(7,516)	$(418)

Basic net loss attributable to common stockholders per share	$(0.16)	$(0.01)

Weighted average shares used in basic calculation	46,848,231	44,831,154

24/7 REAL MEDIA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three months ended
	March 31,
	2006	2005
	(unaudited)
Pro forma:

Operating income (a)	3,552	1,301

Diluted operating income per share	$0.07	$0.03

Weighted average shares used in pro forma calculation	53,505,930	49,960,553

(a) Pro forma operating income excludes certain other expenses computed as follows:

Operating loss	$(7,257)	$(1,923)
Excluding:
Amortization of intangible assets and deferred financing costs	890	1,140
Stock-based compensation	9,039	513
Restructuring costs	—	973
Minority interest in pro forma operating loss of consolidated subsidiary	48	—
Depreciation	832	598
Pro forma operating income	$3,552	$1,301

24/7 REAL MEDIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)

Cash	$41,562	$40,009
Accounts receivable	41,549	38,316
Total current assets	86,246	80,694
Total assets	147,173	142,804
Accounts payable and accrued liabilities	39,158	43,383
Deferred revenue	3,495	3,218
Short-term debt	14,694	14,542
Total current liabilites	57,347	61,143
Total liabilities	58,590	62,529
Minority interests	1,514	1,556
Total stockholders’ equity	87,069	78,719